EXHIBIT 99.1

Thursday, January 26, 2017

Contact:	Tom Cherry, President Jason Long, Chief Financial Officer
(804) 843-2360

C&F Financial Corporation

Announces Net Income for 2016

West Point, Va., January  26, 2017—C&F Financial Corporation (the Corporation) (NASDAQ:CFFI), the one-bank holding company for C&F Bank (the Bank),  today reported net income of $13.5 million for the year ended December 31, 2016, or $3.89 per common share assuming dilution, compared with $12.5 million, or $3.68 per common share assuming dilution, for the year ended December 31, 2015.  The Corporation reported net income of $3.1 million for the fourth quarter of 2016, or $0.89 per common share assuming dilution, compared with $2.3 million, or $0.68 per common share assuming dilution, for the fourth quarter of 2015.

For the year ended December 31, 2016, the Corporation’s return on average common equity (ROE) and return on average assets (ROA) were 9.90 percent and 0.96 percent, respectively, compared to 9.87 percent ROE and 0.92 percent ROA for the year ended December 31, 2015.  For the fourth quarter of 2016, on an annualized basis, the Corporation’s ROE and ROA were 8.87 percent and 0.86 percent, respectively, compared to 7.07 percent and 0.67 percent, respectively, for the fourth quarter of 2015.

 “2016 was a year of growth and expansion for the Corporation as we prepare to celebrate C&F Bank’s 90th anniversary,” said Larry Dillon, Chairman and Chief Executive Officer of C&F Financial Corporation. “Loan growth has been a significant contributor to the 46 percent earnings improvement at the retail banking segment from 2015 to 2016.  During 2016, we continued strengthening our commercial lending teams and expanded into the Charlottesville, Virginia market. The mortgage banking segment experienced increases in residential loan originations and sales in excess of 20 percent from 2015 to 2016, which contributed to earnings growth during 2016. The mortgage banking segment also began an expansion into Chesapeake, Virginia and the Outer Banks of North Carolina with the hiring of a team of experienced mortgage lenders and processors. While this expansion is still in the early stages, the outlook for these locations is very encouraging. In addition, in November 2016, our wealth management subsidiary hired an experienced team of financial advisors, which expanded its business to serve a growing base of clients in the Williamsburg and Newport News, Virginia markets.”

“We are pleased with the Corporation’s financial results for 2016, which represent the third highest annual earnings ever reported by the Corporation,” said Tom Cherry, President of C&F Financial Corporation.  “We achieved diversified loan growth at the retail banking segment, especially in the commercial loan sector, and implemented an interest rate swap program that provides more flexible pricing structures for our larger borrowers while protecting the Bank from exposure to rising interest rates. As expected, it has been challenging to maintain the retail banking segment’s net interest margin given the competition for both loans and deposits in our markets.  The mortgage banking segment benefited from higher loan originations and sales during 2016 and we believe expansion into new markets will provide the best opportunity for generating higher production in future periods and leveraging this segment’s infrastructure, notwithstanding the inherent upfront costs. The consumer finance segment experienced organic loan growth during 2016. We believe the implementation in 2016 of a scorecard model contributed to this growth through underwriting and pricing efficiencies. Despite loan growth, however, earnings at the consumer finance segment were negatively affected by lower loan yields and a higher provision for loan losses in 2016. The lower yields and higher provision for loan losses were in part attributable to loan pricing and underwriting strategies of our competitors over which we have limited control, higher loan charge-off activity, and a strategic decision in 2016 to increase the purchase of loans with higher credit quality metrics, which generally have lower interest rates. However, we anticipate that loans with higher credit quality metrics should help reduce future loan charge-offs.”

Retail Banking Segment.    C&F Bank, which comprises the retail banking segment, reported net income of  $8.2 million for the year ended December 31, 2016, compared to net income of $5.6 million for the year ended December 31, 2015.  For the fourth quarter of 2016, the Bank reported net income of $2.2 million, compared to $1.5 million for the fourth quarter of 2015.

Positive factors influencing net income of the retail banking segment for both the year and quarter ended December 31, 2016 include: (1) the effect of loan growth on interest income, as average loans at C&F Bank increased $72.9 million or 12.6 percent during 2016 over 2015, (2) an increase in non-interest income due to fees collected on loans closed under a new loan interest rate swap program initiated in 2016, (3) an increase in check card interchange income, and (4) a lower cost of borrowings resulting from the maturity and restructuring of the Bank’s higher-rate FHLB advances. Also contributing to the increase in earnings during 2016 were one-time revenue items in the second quarter of 2016 associated with a contract amendment for one of the Bank’s debit card programs ($237,000 after tax), the Bank’s bank-owned life insurance program ($493,000 after tax) and a gain on the sale of a Bank-owned property ($92,000 after tax).  Partially offsetting these positive factors were (1) a decline in the yield on the investment portfolio due to replacing matured and called securities with lower-yielding securities, (2) a decline in the yield on loans due to the effects of the low interest rate and competitive loan environment, and (3) higher operating expenses associated with strengthening C&F Bank’s technology infrastructure, growing its commercial lending teams, expanding its product offerings and promoting brand awareness.

The annual and fourth quarter results of both 2016 and 2015 for the retail banking segment included the acquisition accounting adjustments recorded in connection with the 2013 acquisition of Central Virginia Bank. The net accretion attributable to these adjustments was $1.2 million and $345,000, net of taxes, for the year and quarter ended December 31, 2016, respectively, compared to $1.3 million and $240,000, net of taxes, for the year and quarter ended December 31, 2015, respectively.

C&F Bank’s total nonperforming assets were $4.4 million at December  31, 2016, compared to $7.1 million at December 31, 2015. Nonperforming assets at December  31, 2016 included $4.2 million in nonaccrual loans, compared to $6.2 million at December 31, 2015, and $195,000 in other real estate owned (OREO), compared to $942,000 at December 31, 2015.  The decrease in nonaccrual loans during 2016 was primarily due to loan payoffs and transfers to OREO. The OREO decrease during 2016 was primarily due to the sale of several OREO properties and a shorter holding period for properties transferred to OREO during 2016.

Mortgage Banking Segment.    C&F Mortgage Corporation, which comprises the mortgage banking segment, reported net income of $1.7 million for the year ended December 31, 2016, compared to net income of $677,000 for the year ended December 31, 2015. For the fourth quarter of 2016, C&F Mortgage Corporation reported net income of $110,000, compared to net income of $178,000 for the fourth quarter of 2015.

The improvement in net income of the mortgage banking segment for the year resulted from an increase in the volume of mortgage loans originated and sold during 2016, compared to 2015. Loan volume increased because of favorable housing markets for both resale and new construction, which resulted in higher gains on sales of loans and higher ancillary loan origination fees. These revenue increases were partially offset by higher employee compensation and loan production expenses, as well as costs associated with the mortgage banking segment’s expansion into Chesapeake, Virginia and the Outer Banks of North Carolina, which began in the fourth quarter of 2016 and contributed to the decline in net income for the fourth quarter of 2016, compared to the same period in 2015.

Consumer Finance Segment.    C&F Finance Company, which comprises the consumer finance segment, reported net income of $4.5 million for the year ended December 31, 2016, compared to net income of $7.2 million for the year ended December 31, 2015.    For the fourth quarter of 2016, C&F Finance Company reported net income of $888,000, compared to net income of $887,000 for the fourth quarter of 2015.

The decline in net income for the year ended December 31, 2016, compared to 2015, was principally due to an increase in the provision for loan losses from $15.5 million in 2015 to $18.0 million in 2016 because of higher net charge-offs, as discussed below, and loan growth. Partially offsetting the effect of the higher provision for loan losses was the effect on net interest income of the $13.7 million increase in average loans during 2016, as compared to 2015. The increase in average loans was attributable to the purchase of a consumer finance loan portfolio at the end of the second quarter of 2015, along with organic loan growth during 2016. C&F Finance has implemented a scorecard model that is providing underwriting efficiencies and generating more competitive pricing, which, along with personnel additions in certain major markets, led to an increase in loan originations during 2016.

The results of the consumer finance segment included an increase of $2.6 million in the provision for loan losses from 2015 to 2016. The net charge-off ratio for 2016 was 5.59 percent, compared to 5.50 percent for 2015. Loans charged  off increased during 2016 because of economic and competitive factors affecting non-prime consumer finance customers. The allowance for loan losses to total loans increased to 8.40 percent at December 31, 2016, compared to 8.21 percent at December 31, 2015. While loans charged off during 2016 increased over 2015, there was a decline in net charge-offs during the fourth quarter of 2016 and the annualized charge-off ratio declined from 7.93% for the fourth quarter of 2015 to 6.49% for the fourth quarter of 2016.  At December 31, 2016, total delinquent loans as a percentage of total loans declined to 5.15 percent from 6.22 percent at December 31, 2015.

Other Segments. Other segments, which principally includes the Corporation’s holding company operations and wealth management subsidiary, reported an aggregate net loss of $975,000 for the year ended December 31, 2016, compared to a net loss of $955,000 for the year ended December 31, 2015.  For the fourth quarter of 2016, other segments reported an aggregate net loss of $145,000, compared to a net loss of $214,000 for the fourth quarter of 2015.  The higher annual and fourth quarter net losses during 2016, compared to the same periods in 2015, included lower earnings at the Corporation’s wealth management subsidiary due to stock market volatility during 2016, as well as costs associated with the wealth management subsidiary’s expansion initiatives in Williamsburg and Newport News, Virginia beginning in the fourth quarter of 2016. Other segments also included a $229,000 and $163,000 tax benefit during the year and the fourth quarter of 2016, respectively, associated with the adoption of a new accounting standard, as described below.

Capital and Dividends.    The Corporation declared dividends during the year ended December 31, 2016 totaling $1.29 per share.  The Corporation declared a quarterly cash dividend of 33 cents per share during the fourth quarter of 2016, which represented a 3.1 percent increase over the prior quarter’s dividend amount of 32 cents per common share.  These dividends equate to a payout ratio of 33.1 percent and 37.1 percent of earnings per share for the year and quarter ended December 31, 2016, respectively.  The Board of Directors of the Corporation continually reviews the amount of cash dividends per share and the resulting dividend payout ratio in light of changes in economic conditions, current and future capital requirements,  and expected future earnings.

During the second quarter of 2016, the Corporation qualified for inclusion in the Russell 2000® Index, which serves as a benchmark for small-cap stocks in the United States. Management believes that inclusion in the Russell 2000® has the potential to raise the Corporation’s profile and generate greater interest in the Corporation’s stock at an institutional investor level.

About C&F Financial Corporation.    C&F Financial Corporation’s common stock is listed for trading on The Nasdaq Stock Market under the symbol CFFI.  The common stock closed at a price of $44.90 per share on January 25, 2017.  At December 31, 2016, the book value of the Corporation was $40.50 per common share.

C&F Bank operates 25 retail bank branches and three commercial loan offices located throughout the Hampton to Charlottesville corridor in Virginia and offers full investment services through its subsidiary C&F Wealth Management, Inc. C&F Mortgage Corporation provides mortgage loan origination services through offices located in Virginia, Maryland, and North Carolina. C&F Finance Company provides automobile loans through indirect lending programs offered in Virginia, Tennessee, Maryland, North Carolina, Georgia, Ohio, Kentucky, Indiana, Alabama, Missouri, Illinois, Texas, Florida, New Jersey, Pennsylvania, and West Virginia through its offices in Richmond and Hampton, Virginia, in Nashville, Tennessee and in Hunt Valley, Maryland.

Additional information regarding the Corporation’s products and services, as well as access to its filings with the Securities and Exchange Commission, are available on the Corporation’s web site at http://www.cffc.com.

Adoption of New Accounting Standards. During the fourth quarter of 2016, the Corporation adopted Accounting Standards Update (ASU) 2016-09-Compensation-Stock Compensation (Topic 718): Improvements to Employer Share-Based Payment Accounting.  The ASU simplifies several aspects of the accounting for share-based payment award transactions, one of which is the recognition of excess tax benefits and deficiencies related to share-based payments, including tax benefits of dividends on share-based payment awards. Prior to the adoption of ASU 2016-09, such tax consequences were recognized as components of additional paid-in capital. With the adoption of this ASU, tax benefits and deficiencies are recognized within income tax expense.  In accordance with the adoption provisions of ASU 2016-09, the results for the fourth quarter of 2016 include only the excess tax benefits attributable to the fourth quarter of 2016 and the annual results of 2016 include the excess tax benefits for the entire year.  These amounts were $163,000 and $229,000 for the fourth quarter and year ended December 31, 2016, respectively.

Use of Certain Non-GAAP Financial Measures. The accounting and reporting policies of the Corporation conform to generally accepted accounting principles (GAAP) in the United States and prevailing practices in the banking industry. However, certain non-GAAP measures are used by management to supplement the evaluation of the Corporation’s performance. These include the following fully-taxable equivalent (FTE) measures: interest income on loans-FTE, interest income on securities-FTE, total interest income-FTE and net interest income-FTE.

Management believes that FTE measures provide users of the Corporation’s financial information a presentation of the performance of interest earning assets on a basis that is comparable within the banking industry. Management reviews interest income of the Corporation on an FTE basis. In this non-GAAP presentation, interest income is adjusted to reflect tax-exempt interest income on an equivalent before-tax basis. This measure ensures the comparability of net interest income arising from both taxable and tax-exempt sources.

These non-GAAP financial measures should not be considered an alternative to GAAP-basis financial statements, and other bank holding companies may define or calculate these or similar measures differently. A reconciliation of the non-GAAP financial measures used by the Corporation to evaluate and measure the Corporation’s performance to the most directly comparable GAAP financial measures is presented below.

Forward-Looking Statements.    Statements in this press release which express “belief,” “intention,” “expectation,” “potential” and similar expressions, identify forward-looking statements. These forward-looking statements are based on the beliefs of the Corporation’s management, as well as assumptions made by, and information currently available to, the Corporation’s management. These statements are inherently uncertain, and there can be no assurance that the underlying assumptions will prove to be accurate. Actual results could differ materially from those anticipated or implied by such statements. Forward-looking statements in this release include, without limitation, statements regarding expected future financial performance, strategic business initiatives including personnel additions, expansion into new markets and the utilization of scorecard models, asset quality, adequacy of allowances for loan losses and level of future charge-offs, capital levels, the effect of future market and industry trends, including competitive trends in the non-prime consumer finance markets, the effects of future interest rate levels and fluctuations, and the effect of the inclusion of the Corporation’s stock in the Russell 2000®  Index. Factors that could have a material adverse effect on the operations and future prospects of the Corporation include, but are not limited to, changes in: (1) interest rates, such as volatility in yields on U.S. Treasury bonds and increases or volatility in mortgage rates, (2) general business conditions, as well as conditions within the financial markets, (3) general economic conditions, including unemployment levels, (4) the legislative/regulatory climate, regulatory initiatives with respect to financial institutions, products and services, the Consumer Financial Protection Bureau (CFPB) and the regulatory and enforcement activities of the CFPB, and the application of the Basel III capital standards to the Corporation and the Bank, (5) monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, including the effect of these policies on interest rates and business in our markets, (6) the value of securities held in the Corporation’s investment portfolios, (7) the quality or composition of the loan portfolios and the value of the collateral securing those loans, (8) the inventory level and pricing of used automobiles, including sales prices of repossessed vehicles, (9) the level of net charge-offs on loans and the adequacy of our allowance for loan losses, (10) the level of indemnification losses related to mortgage loans sold, (11) demand for loan products, (12) deposit flows, (13) the strength of the Corporation’s counterparties and the economy in general, (14) competition from both banks and non-banks, including competition in the non-prime automobile finance markets, (15) demand for financial services in the Corporation’s market area, (16) reliance on third parties for key services, (17) the commercial and residential real estate markets, (18) demand in the secondary residential mortgage loan markets, (19) the Corporation’s expansion and technology initiatives, and (20) accounting principles, policies and guidelines and elections by the Corporation thereunder. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this release.  For additional information on risk factors that could affect the forward-looking statements contained herein, see the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2015 and other reports filed with the Securities and Exchange Commission.

C&F Financial Corporation

Selected Financial Information

(in thousands, except for share and per share data)

Financial Condition	12/31/2016	12/31/2015
	(unaudited)	*
Interest-bearing deposits in other banks	$90,309	$143,264
Investment securities - available for sale, at fair value	210,026	219,476
Loans held for sale, at fair value	52,027	44,000
Loans, net:
Retail Banking segment	680,993	595,196
Mortgage Banking segment	2,677	2,895
Consumer Finance segment	276,492	267,801
Restricted stocks, at cost	3,403	3,345
Total assets	1,451,992	1,405,076
Deposits	1,119,921	1,073,633
Repurchase agreements	17,363	17,093
Borrowings	147,204	160,168
Shareholders' equity	139,214	131,059

*Derived from audited consolidated financial statements.

	For The		For The
	Quarter Ended		Year Ended
Results of Operations	12/31/2016	12/31/2015	12/31/2016	12/31/2015
	(unaudited)		(unaudited)	*
Interest income	$22,493	$22,118	$89,439	$87,049
Interest expense	2,256	2,228	8,968	8,694
Provision for loan losses:
Retail Banking segment	-	-	-	-
Mortgage Banking segment	-	-	-	45
Consumer Finance segment	4,915	5,700	18,040	15,467
Noninterest income:
Gains on sales of loans	1,539	1,533	8,120	6,336
Other	4,475	3,760	17,507	14,378
Noninterest expenses:
Salaries and employee benefits	10,433	9,717	41,925	38,926
Other	7,037	6,792	28,215	27,248
Income tax expense	784	667	4,459	4,853
Net income	3,082	2,307	13,459	12,530
Earnings per common share - assuming dilution	0.89	0.68	3.89	3.68
Earnings per common share - basic	0.89	0.68	3.90	3.68

Fully-taxable equivalent (FTE) amounts**
Interest income on loans-FTE	20,980	20,441	83,036	80,177
Interest income on securities-FTE	1,888	2,128	7,907	8,727
Total interest income-FTE	22,968	22,663	91,452	89,268
Net interest income-FTE	20,712	20,435	82,484	80,574

*Derived from audited consolidated financial statements.

**Assuming a tax rate of 34%. For more information about these non-GAAP financial measures, please see “Use of Certain Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures.”

	For The		For The
	Quarter Ended		Year Ended
Segment Information	12/31/2016	12/31/2015	12/31/2016	12/31/2015
	(unaudited)		(unaudited)	*
Net income - Retail Banking	$2,229	$1,456	$8,210	$5,629
Net income - Mortgage Banking	110	178	1,687	677
Net income - Consumer Finance	888	887	4,537	7,179
Net loss - Other and Eliminations	(145)	(214)	(975)	(955)
Mortgage loan originations - Mortgage Banking	188,956	125,289	674,317	549,287
Mortgage loans sold - Mortgage Banking	203,618	125,171	666,290	533,566

*Derived from audited consolidated financial statements.

	For The		For The
	Quarter Ended		Year Ended
Average Balances	12/31/2016	12/31/2015	12/31/2016	12/31/2015
	(unaudited)		(unaudited)	*

Interest-bearing deposits in other banks	$85,404	$141,842	$105,293	$146,622
Investment securities - available for sale, at amortized cost	203,407	211,902	206,171	212,669
Loans held for sale	50,985	37,333	43,834	41,269
Loans:
Retail Banking segment	678,723	600,145	649,885	576,978
Mortgage Banking segment	3,366	3,468	3,456	3,403
Consumer Finance segment	305,243	289,660	297,633	283,966
Restricted stocks, at cost	3,403	3,345	3,372	3,356
Total earning assets	1,330,531	1,287,695	1,309,644	1,268,263
Total assets	1,433,382	1,386,932	1,409,067	1,365,944

Time, checking and savings deposits	882,333	858,125	868,309	857,583
Borrowings	166,242	179,012	170,490	173,187
Total interest-bearing liabilities	1,048,575	1,037,137	1,038,799	1,030,770
Demand deposits	219,767	196,057	210,520	185,774
Shareholders' equity	138,990	130,453	135,906	126,909

*Derived from audited consolidated financial statements.

Asset Quality	12/31/2016	12/31/2015
	(unaudited)	*
Retail Banking
Loans, excluding purchased loans	$629,522	$525,283
Purchased performing loans[1]	53,330	67,022
Purchased credit impaired loans[1]	9,256	13,908
Total loans	$692,108	$606,213

Nonaccrual loans[2]	$4,039	$5,615
Purchased performing-nonaccrual loans[3]	196	542
Total nonaccrual loans	4,235	6,157
Other real estate owned (OREO)[4]	195	942
Total nonperforming assets[5]	$4,430	$7,099

Accruing loans past due for 90 days or more[6]	$6	$761

Troubled debt restructurings (TDRs), excluding purchased loans[2]	$4,964	$5,080
Purchased performing TDRs[7]	861	264
Total TDRs	$5,825	$5,344

Allowance for loan losses (ALL)	$11,115	$11,017
Nonperforming assets to loans and OREO	0.64%	1.17%
ALL to total loans, excluding purchased credit impaired loans	1.63%	1.86%
ALL to total nonaccrual loans	262.46%	178.93%
Net recoveries to average loans	(0.02)%	(0.01)%

Mortgage Banking
Nonaccrual loans	$41	$-
Total Loans	$3,275	$3,493
ALL	$598	$598
Nonperforming loans to total loans	1.25%	n/a
ALL to loans	18.26%	17.12%

Consumer Finance
Nonaccrual loans	$565	$830
Accruing loans past due for 90 days or more	$-	$-
Total loans	$301,845	$291,755
ALL	$25,353	$23,954
Nonaccrual loans to total loans	0.19%	0.28%
ALL to total loans[8]	8.40%	8.21%
Net charge-offs to average total loans[9]	5.59%	5.50%

*  Derived from audited consolidated financial statements.

[1]

The loans acquired from CVB are tracked in two separate categories: “purchased performing” and “purchased credit impaired.” The remaining discount for the purchased performing loans was $2.9 million at 12/31/16 and $4.0 million at 12/31/15. The remaining discount for the purchased credit impaired loans was $10.5 million at 12/31/16 and $11.8 million at 12/31/15.

[2]	Nonaccrual loans include nonaccrual TDRs of $2.0 million at 12/31/16 and $2.5 million at 12/31/15.
[3]	Purchased performing-nonaccrual loans are presented net of the remaining interest and credit marks totaling $137,000 at 12/31/16 and $247,000 at 12/31/15.
[4]	OREO is recorded at its estimated fair value less cost to sell.

[5]

As required by acquisition accounting, purchased credit impaired loans that were considered nonaccrual and TDRs prior to the acquisition lose these designations and are not included in post-acquisition nonperforming assets as presented in the Asset Quality section of the Selected Financial Information.

[6]	Accruing loans past due for 90 days or more includes purchased credit impaired loans of zero at 12/31/16 and $172,000 at 12/31/15.
[7]	Purchased performing TDRs are accruing and are presented net of the remaining interest and credit marks totaling $11,300 at 12/31/16 and $8,300 at 12/31/15.
[8]

The consumer finance loan portfolio purchased during the second quarter of 2015 had the effect of decreasing the allowance to total loans ratio by 14 basis points at 12/31/16 and 32 basis points at 12/31/15.

[9]

The consumer finance loan portfolio purchased during the second quarter of 2015 had the effect of increasing the net charge-off ratio by 38 basis points for the year ended 12/31/16 and 56 basis points for the year ended 12/31/15.

	As Of and For The		As Of and For The
	Quarter Ended		Year Ended
Other Data and Ratios	12/31/2016	12/31/2015	12/31/2016	12/31/2015
	(unaudited)		(unaudited)	*
Annualized return on average assets	0.86%	0.67%	0.96%	0.92%
Annualized return on average common equity	8.87%	7.07%	9.90%	9.87%
Annualized net interest margin	6.20%	6.31%	6.30%	6.35%
Dividends declared per common share	$0.33	$0.32	$1.29	$1.22
Weighted average common shares outstanding - assuming dilution	3,461,857	3,406,024	3,455,883	3,401,834
Weighted average common shares outstanding - basic	3,459,851	3,404,817	3,454,282	3,401,426
Market value per common share at period end	$49.85	$39.00	$49.85	$39.00
Book value per common share at period end	$40.50	$38.12	$40.50	$38.12
Price to book value ratio at period end	1.23	1.02	1.23	1.02
Price to earnings ratio at period end (ttm)	12.81	10.60	12.81	10.60

C&F Financial Corporation

Reconciliation of Certain Non-GAAP Financial Measures

(in thousands)

	For The Quarter Ended
	12/31/2016			12/31/2015
	(unaudited)			(unaudited)
	Reported	FTE Adj.*	FTE	Reported	FTE Adj.*	FTE
Interest income on loans	$20,964	$16	$20,980	$20,414	$27	$20,441
Interest income on securities	1,429	459	1,888	1,610	518	2,128
Total interest income	22,493	475	22,968	22,118	545	22,663
Net interest income	20,237	475	20,712	19,890	545	20,435

	For The Year Ended
	12/31/2016			12/31/2015
	(unaudited)			(unaudited)
	Reported	FTE Adj.*	FTE	Reported	FTE Adj.*	FTE
Interest income on loans	$82,951	$85	$83,036	$80,102	$75	$80,177
Interest income on securities	5,979	1,928	7,907	6,583	2,144	8,727
Total interest income	89,439	2,013	91,452	87,049	2,219	89,268
Net interest income	80,471	2,013	82,484	78,355	2,219	80,574

*Assuming a tax rate of 34%. For more information about these non-GAAP financial measures, please see “Use of Certain Non-GAAP Financial Measures.”